UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)
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Filed by a Party other than the Registrant
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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
WAVE SYSTEMS CORP.

(Name of Registrant as Specified In Its Charter)
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WAVE SYSTEMS CORP.
480 Pleasant Street
Lee, Massachusetts 01238
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held December [--], 2015
TO THE STOCKHOLDERS OF WAVE SYSTEMS CORP.:
Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of Wave Systems Corp. (the “Company”) will be held at 4:00 p.m. on December [--], 2015 at the Washington Dulles Airport Marriot, 45020 Aviation Drive, Dulles, Virginia, for the following purposes:
1.To approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of our Class A Common Stock (the “Class A Common Stock Amendment”) whereby, at the discretion of our Board of Directors, each outstanding 5, 10 or 20 shares of the Company’s Class A Common Stock, respectively, would be combined into and become one share of the Company’s Class A Common Stock. If approved, the Board of Directors will have the discretion to effect or abandon the Class A Common Stock Amendment as permitted under Section 242(c) of the Delaware General Corporation Law;
2.To approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of our Class B Common Stock (the “Class B Common Stock Amendment,” and collectively with the Class A Common Stock Amendment the “Proposed Amendments”) whereby, at the discretion of our Board of Directors, each outstanding 5, 10 or 20 shares of the Company’s Class B Common Stock, respectively, would be combined into and become one share of the Company’s Class B Common Stock. If approved, the Board of Directors will have the discretion to effect or abandon the Class B Common Stock Amendment as permitted under Section 242(c) of the Delaware General Corporation Law; and
3.    To transact such other business as may properly come before the Special Meeting or at any adjournments or postponements thereof.
The Board of Directors has fixed the close of business on December [--], 2015 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting of Stockholders and at any adjournments or postponements thereof.
We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders on the Internet. On or about December [--], 2015, we will mail to our stockholders of record (other than those who have requested a paper copy) as of December [--], 2015 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on the Internet and also how to vote via the Internet. If you receive a Notice by mail you will not receive a printed copy of the proxy materials unless you specifically request them. Both the Notice and this Proxy Statement contain instructions on how you can request a paper copy of the Proxy Statement and Annual Report.

By Order of the Board of Directors,

Walter A. Shephard

Secretary
Lee, Massachusetts

December [--], 2015
YOUR VOTE IS IMPORTANT
If you do not expect to attend the Special Meeting, or if you do plan to attend but wish to vote by proxy, please complete, sign, date and return promptly the enclosed proxy card in the enclosed postage-paid envelope, or vote as instructed in the Notice of Internet Availability of Proxy Materials.

WAVE SYSTEMS CORP.
480 Pleasant Street
Lee, Massachusetts 01238

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
to be held on December [--], 2015
General
This Proxy Statement is being furnished to the holders of the common stock, $.01 par value per share (the “Common Stock”) of Wave Systems Corp., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Special Meeting of Stockholders to be held on December [--], 2015 (the “Special Meeting”) commencing at 4:00 pm, at the Washington Dulles Airport Marriot, 45020 Aviation Drive, Dulles, Virginia, and at any adjournments or postponements thereof. The matters to be considered and acted upon at the meeting, which are described in this Proxy Statement in greater detail below, are:
1.To approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of our Class A Common Stock (the “Class A Common Stock Amendment”) whereby, at the discretion of our Board of Directors, each outstanding 5, 10 or 20 shares of the Company’s Class A Common Stock, respectively, would be combined into and become one share of the Company’s Class A Common Stock. If approved, the Board of Directors will have the discretion to effect or abandon the Class A Common Stock Amendment as permitted under Section 242(c) of the Delaware General Corporation Law;
2.To approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of our Class B Common Stock (the “Class B Common Stock Amendment,” and collectively with the Class A Common Stock Amendment the “Proposed Amendments”) whereby, at the discretion of our Board of Directors, each outstanding 5, 10 or 20 shares of the Company’s Class B Common Stock, respectively, would be combined into and become one share of the Company’s Class B Common Stock. If approved, the Board of Directors will have the discretion to effect or abandon the Class B Common Stock Amendment as permitted under Section 242(c) of the Delaware General Corporation Law; and
a.To transact such other business as may properly come before the Special Meeting or at any adjournments or postponements thereof.
The principal executive offices of the Company are located at 480 Pleasant Street, Lee, Massachusetts 01238. The approximate mailing date of this Proxy Statement and the accompanying proxy is December [--], 2015.
2    Important Notice Regarding Availability of Proxy Materials for Stockholder Meeting to be Held on December [--], 2015

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders via the Internet, instead of mailing printed copies of those materials to each stockholder. Stockholders not receiving a paper copy of the proxy materials may access such materials on the website referred to in the Notice of Internet Availability of Proxy Materials (Notice). On or about December [--], 2015, we will mail to our stockholders (other than those who previously requested electronic or paper delivery) the Notice containing instructions on how to access our proxy materials via the Internet, including our proxy statement and our annual report. Our proxy materials will be accessible via the Internet beginning December [--], 2015. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice and this Proxy Statement. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise. This proxy statement and our Annual Report to stockholders are available on our Internet website at

www.wave.com/about/investors/annual_report.asp.
3    Voting Rights and Votes Required
Only stockholders of record at the close of business on December [--], 2015 will be entitled to notice of, and to vote at, the Special Meeting. As of December [--], 2015, the Company had outstanding 60,821,141 shares of Class A Common Stock and 8,885 shares of Class B Common Stock. Each stockholder is entitled to one vote for each share of Class A and/or Class B Common Stock held as of the record date on the matters to be considered at the Special Meeting. The holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. Shares of Common Stock present in person, or represented by proxy, will be counted for purposes of determining whether a quorum exists at the meeting.
The affirmative vote of a majority of the total shares of Common Stock entitled to vote at the meeting is required for proposal 1 to amend the Restated Certificate of Incorporation of the Company for the reverse stock split with respect to our Class A common stock. The affirmative vote of a majority of the total shares of Common Stock entitled to vote at the meeting is required for proposal 2 to amend the Restated Certificate of Incorporation of the Company for the reverse stock split with respect to our Class B common stock.
If you are a stockholder of record, you may vote (i) via the Internet pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials; (ii) by completing and mailing your proxy card, if you are receiving, or requested, a paper copy of the proxy materials; (iii) by attending the meeting and voting by written ballot; or (iv) over the telephone or via the Internet per the instructions located on your proxy card. If your shares are held in “street name” by a broker or nominee, you should follow the voting directions provided by your nominee or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed.
Abstentions with regard to proposals 1 and 2 will count as votes cast and have the effect of a vote cast against the proposals. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter (otherwise known as a broker non-vote), those shares of Common Stock will not be considered as present and entitled to vote with respect to such matter and, therefore, will (i) not be counted in determining whether a quorum is present at the Special Meeting and (ii) assuming a quorum is obtained, have no effect on the outcome of the vote. We believe that proposal 1, regarding the amendment of our Certificate of Incorporation to effect a reverse stock split with respect to our Class A common stock, will be considered a routine matter under applicable rules. We also believe that proposal 2, regarding the amendment of our Certificate of Incorporation to effect a reverse stock split with respect to our Class B common stock, will be considered a routine matter under applicable rules. Since a broker, bank or other holder of record may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with proposal 1 or proposal 2.
The accompanying proxy may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing addressed to Wave Systems Corp., Attn: Secretary, 480 Pleasant Street, Lee, Massachusetts 01238, or voting in person at the meeting.
STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO EITHER VOTE VIA THE INTERNET PURSUANT TO THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES OF COMMON STOCK REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE SPECIAL MEETING AND NOT REVOKED WILL BE VOTED AT THE SPECIAL MEETING AS DIRECTED BY THE PROXY. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE SPECIAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of December [--], 2015 by each named executive officer, each director and nominee for director of the Company, all executive officers and directors as a group and each beneficial owner of more than 5% of our Common Stock.

Beneficial Owner (1)	Number of Shares of Class A Common Stock Owned	Percent of Class	Number of Shares of Class B Common Stock Owned	Percent of Class	Percent of All Outstanding Common Stock
Nolan Bushnell (2)	23,334	*	—	*	*
R. Stephen Cheheyl (3)	53,750	*	—	*	*
David Côté (4)	7,500	*	—	*	*
Lorraine Hariton (5)	7,500	*	—	*	*
Walter A. Shephard (6)	100,334	*	—	*	*
William M. Solms (7)	377.247	*	—	*	*
All executive officers and directors as a group (6 persons) (8)	569,665.09		—	*	.09

________________________

*	Less than one percent.

(1)
To the knowledge of the Company, each of the owners named above has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him unless otherwise indicated. The address of each named executive officer, director and nominee for director is c/o Wave Systems Corp., 480 Pleasant Street, Lee, MA 01238.

(2)	Includes 23,334 shares of Class A Common Stock that are subject to options presently exercisable.

(3)	Includes 3,750 shares of Class A Common Stock that are subject to options presently exercisable.

(4)	Includes 7,500 shares of Class A Common Stock that are subject to options presently exercisable.

(5)	Includes 7,500 shares of Class A Common Stock that are subject to options presently exercisable.

(6)	Includes 83,334 shares of Class A Common Stock that are subject to options presently exercisable.

(7)	Includes 183,332 shares of Class A Common Stock that are subject to options presently exercisable.

(8)	Includes 166,665 shares of Class A Common Stock that are subject to options presently exercisable or exercisable within 60 days of December [--], 2015.
PROPOSALS NO. 1 AND NO. 2
PROPOSAL 1: APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S CLASS A COMMON STOCK (THE “CLASS A COMMON STOCK AMENDMENT”) WHEREBY, AT THE DISCRETION OF THE BOARD OF DIRECTORS, EACH OUTSTANDING 5, 10 OR 20 SHARES OF THE COMPANY’S CLASS A COMMON STOCK, RESPECTIVELY, WOULD BE COMBINED INTO AND BECOME ONE SHARE OF THE COMPANY’S CLASS A COMMON STOCK, WITH THE EFFECTIVENESS OR ABANDONMENT OF SUCH AMENDMENT TO BE DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, AS PERMITTED UNDER SECTION 242(C) OF THE DELAWARE GENERAL CORPORATION LAW.
PROPOSAL 2: APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S CLASS A COMMON STOCK (THE “CLASS B COMMON STOCK AMENDMENT,” AND COLLECTIVELY WITH THE CLASS A COMMON STOCK AMENDMENT, THE “PROPOSED AMENDMENTS”) WHEREBY, AT THE DISCRETION OF THE BOARD OF DIRECTORS, EACH OUTSTANDING 5, 10 OR 20 SHARES OF THE COMPANY’S CLASS B COMMON STOCK, RESPECTIVELY, WOULD BE COMBINED INTO AND BECOME ONE SHARE OF THE COMPANY’S CLASS B COMMON STOCK, WITH THE EFFECTIVENESS OR ABANDONMENT OF SUCH AMENDMENT TO BE DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, AS PERMITTED UNDER SECTION 242(C) OF THE DELAWARE GENERAL CORPORATION LAW.
4    General
The Board of Directors has unanimously adopted a resolution approving, subject to approval by the Company’s stockholders, the Proposed Amendments to the Company’s Restated Certificate of Incorporation, to

effect a reverse stock split of the Company’s Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”), at the discretion of the Board of Directors. Under the Proposed Amendments, each outstanding 5, 10 or 20 shares of Common Stock would be combined into and become one share of Common Stock. Please note that the implementation and effectiveness of the Class A Common Stock Amendment is conditioned upon the approval of the Class B Common Stock amendment by shareholders at the Special Meeting and the implementation and effectiveness of the Class B Common Stock Amendment by our Board of Directors thereafter. In addition, the implementation and effectiveness of the Class B Common Stock Amendment is conditioned upon the approval of the Class A Common Stock amendment by shareholders at the Special Meeting and the implementation and effectiveness of the Class A Common Stock Amendment by our Board of Directors thereafter. Approval of the Proposed Amendments will authorize the Board of Directors in its discretion to effect a reverse stock split in any of the following ratios: 1:5 1:10 or 1:20, or to not effect any reverse stock split. The actual timing for implementation, if any, of the Proposed Amendments will be determined by the Board. We currently anticipate that if the Proposed Amendments are approved by stockholders, the Proposed Amendments would be implemented as soon as practicable thereafter, subject to our Board’s final determination with respect to the split ratio.
As used in this Proxy Statement, the implementation and effectiveness of the Proposed Amendments is referred to as the “reverse stock split.”
5    Purpose of the Reverse Stock Split
The principal reason for the reverse stock split is to increase the per share trading price of the Company’s common stock which could help to ensure a share price high enough to satisfy the $1.00 per share minimum bid price requirement for continued listing on the NASDAQ Capital Market, although there can be no assurance that the trading price of the Company’s common stock would be maintained at such level or that we will be able to maintain the listing of our common stock on the NASDAQ Capital Market. On January 15, 2015, the Company received notification from the Listing Qualifications division of the NASDAQ Stock Market indicating that the Company’s Class A common stock is subject to potential delisting from the NASDAQ Capital Market because for a period of 30 consecutive business days, the bid price of the Company’s Class A common stock closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 5550(a)(2) (the “Bid Price Rule”). This notice was the subject of the Company’s filing on Form 8-K filed on January 20, 2015. The NASDAQ notice indicated that, in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), we were provided 180 calendar days, or until July 14, 2015, to regain compliance. In addition, the notice also provided that if the Company failed to regain compliance with the Bid Price Rule during the initial 180 calendar day period but otherwise met all of the other applicable standards for initial listing on the NASDAQ Capital Market, then the Company may be eligible to have an additional 180 calendar days, or until January 10, 2016, to regain compliance with the Bid Price Rule. We were unable to regain compliance with the Bid Price Rule during the initial 180 calendar days and were not subject to the automatic 180 day extension due to the fact that we did not meet all other applicable standards for initial listing on the NASDAQ Capital Market with the exception of the Bid Price Rule. On September 16, 2015, we were granted an extension by NASDAQ to regain compliance with the minimum $1.00 per share requirement for continued inclusion under the Bid Price Rule until January 12, 2015. Our common shares will remain listed on NASDAQ pending the expiration of the extension granted by the NASDAQ Listing Qualifications Panel. However, there can be no assurance that Wave will be able to regain compliance prior to that date. Wave is seeking to regain compliance with the $1 minimum bid price requirement by effecting the reverse stock split as described in this proxy statement. If stockholders do not approve the reverse stock split or if the Board of Directors decide not to effect the reverse stock split, and the trading price of the Company’s common does not otherwise increase to and remain greater than $1.00 per share, it is likely that Wave’s common stock will be delisted from the NASDAQ Capital Market.
The Board of Directors believes that the delisting of the Company’s common stock from the NASDAQ Capital Market, would likely result in decreased liquidity, thereby increasing the volatility of the trading price, of Wave’s common stock, a loss of current or future coverage by certain analysts and a diminution of institutional investor interest. The Board also believes that such delisting could also cause a loss of confidence of industry partners, customers and Company employees, which could harm business and future prospects.
If the Company’s common stock were delisted from the NASDAQ Capital Market, the Company’s common stock would likely still qualify to trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Board believes that in this event, stockholders would likely find it more difficult to obtain accurate quotations as to the price of the Company’s common stock, the liquidity of the Company’s stock would likely be further reduced, making it difficult for stockholders to buy or sell the Company’s stock at competitive market prices or at all, and support from institutional investors and/or market makers that currently buy and sell the Company’s stock would likely decline further, possibly resulting in a further decrease in the trading price of the Company’s common stock.
In evaluating whether or not to authorize the reverse stock split, in addition to the considerations described above, the Board of Directors also took into account various negative factors associated with a reverse stock split. These factors include: the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a reverse stock split.
The Board of Directors considered these factors, and the potential harm of being delisted from the NASDAQ Capital Market. The Board determined that continued listing on the NASDAQ Capital Market is in the best interest of the Company and its stockholders, and that a reverse stock split is necessary to attempt to maintain the listing of the Company’s common stock on the NASDAQ Capital Market. The Board believes that stockholder approval of the Proposed Amendments which authorizes the Board to effect a reverse stock split at one of three split ratios (1:5, 1:10 or 1:20), as opposed to approval of a reverse stock at a single specified split ratio, provides the Board with increased flexibility to achieve the principal purpose of the reverse stock split as described above while also seeking to minimize to the extent consistent with this purpose the possible decreased liquidity which may result from a reduction in the number of outstanding shares. In determining the reverse split ratio, the Board will consider numerous factors, including the performance of the Company’s common stock, the Company’s projected financial performance, prevailing market and industry conditions and general economic and market trends, and will place emphasis on the expected closing price of the Company’s common stock over the short and longer period following the effectiveness of the reverse stock split with a view to enabling the Company to comfortably meet, for the foreseeable future, the NASDAQ Capital Market’s minimum bid price requirement for continued listing. Even if stockholders approve the reverse stock split, the Company reserves the right not to effect the reverse stock split if the Board of Directors does not deem it to be in the best interests of the Company and its stockholders.
In addition, in determining to authorize the reverse split, the Board considered that a sustained higher per share price of the Company’s common stock, which may result from the reverse stock split, might heighten the interest of the financial community in the Company and potentially broaden the pool of investors that may consider investing in the Company, possibly increasing the trading volume and liquidity of the Company’s common stock or helping to mitigate any decrease in such trading volume and liquidity which might result from the reverse stock split. As a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. However, as noted above, there can be no assurance that the price of the Company’s common stock would remain above $1.00 per share after the reverse stock split.
There also can be no assurance that, after the reverse stock split, the Company would be able to maintain the listing of the Company’s common stock on the NASDAQ Capital Market. The NASDAQ Capital Market maintains several other continued listing requirements currently applicable to the listing of the Company’s common stock, including a minimum stockholders’ market value of listed securities of $35 million, a minimum of 500,000 publicly held shares, a minimum market value of publicly held shares of $1 million, a minimum of 300 stockholders and compliance with NASDAQ’s corporate governance rules. On August 11, 2015, the Company received notice from the NASDAQ Listings Qualifications Staff indicating that the Company no longer satisfies the minimum $35 million market value of listed securities requirement as required for continued listing on the NASDAQ Capital Market. The Company has been provided a grace period of 180 calendar days, through February 8, 2016, to regain compliance with such requirement. However, there can be no assurance that Wave will be able to regain compliance with such requirement prior to that date. Even if the Company regains compliance with such requirement and remains in compliance with the other requirements of the NASDAQ Capital Market, the Company cannot assure you that it will be able to maintain compliance with all currently applicable ASDAQ Capital Market continued listing requirements.
Stockholders should recognize that if a reverse split is effected, they will own a smaller number of shares than they currently own (approximately equal to the number of shares owned immediately prior to the reverse stock split divided by 5, 10 or 20, depending on which split ratio is implemented and after giving effect to the cash payments in lieu of fractional shares described above). While the Company expects that the reverse split will result in an increase in the market price of the Company’s common stock, the reverse split may not increase the market price of its common stock in proportion to the reduction in the number of shares of its common stock outstanding or result in a permanent increase in the market price (which depends on many factors, including the Company’s performance, prospects, market perception with respect to the reverse stock split and other factors that may be unrelated to the number of shares outstanding).
If a reverse stock split is effected and the market price of the Company’s common stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of the Company’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse split will likely increase the number of the Company’s stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares, as well as potentially greater difficulty in effecting such sales. Accordingly, a reverse stock split may not achieve the desired results that have been outlined above.
6    Principal Effects of the Reverse Stock Split
1    Number of Shares of Common Stock and Corporate Matters

The reverse stock split would have the following effects on our common stock and securities convertible into or exercisable for shares of our common stock:

•
each 5, 10 or 20 shares of our Class A Common Stock and Class B Common Stock, depending on the reverse split ratio determined by our Board of Directors, owned by a stockholder immediately prior to the reverse split would become one share of Class A Common Stock or Class B Common Stock after the reverse split;

•
common stock subject to warrants issued by the Company will automatically be proportionately adjusted for the reverse stock split so that the aggregate exercise price thereunder remains unchanged (i.e., the adjusted exercise price times number of warrant shares will remain unchanged); and

•
the number of shares of common stock subject to stock options or similar rights authorized under the Company’s equity incentive plan and employee stock purchase plan will be proportionately adjusted for the reverse stock split ratio and the number of shares of common stock subject to stock options granted to our directors, officers and employees under such plans, and the per share exercise price of these options, will automatically be proportionately adjusted for the reverse stock split so that the aggregate exercise price thereunder remains unchanged (i.e., the adjusted exercise price times number of options will remain unchanged).

2    Effect of the Reverse Stock Split on the Company’s Capitalization
Upon effectiveness of the reverse stock split, the number of shares of our Class A Common Stock issued and outstanding would be reduced from approximately 60,821,141 shares to approximately 12,164,228, 6,082,114 or 3,041,058 shares depending on whether the split ratio determined by the Board of Directors is 1:5, 1:10 or 1:20, respectively. In addition, upon effectiveness, the number of authorized shares of our Class A common stock that are not issued and outstanding would increase from approximately 89,178,859 shares to approximately 137,835,772, 143,917,772 or 146,958,943 shares, depending on whether the split ratio determined by the Board of Directors 1:5, 1:10 or 1:20, respectively. We will continue to have a total of 150 million authorized shares of Class A Common Stock after implementation of the reverse stock split.
Upon effectiveness of the reverse stock split, the number of authorized shares of our Class B common stock that are not issued and outstanding would increase from approximately 12,991,115 shares to approximately 12,998,223, 12,999,112 or 12,999,556 shares depending on whether the split ratio determined by the Board of Directors is 1:5, 1:10 or 1:20, respectively. In addition, the number of shares of our Class B Common Stock issued and outstanding would be reduced from approximately 8,885 shares to approximately 1,777, 889 or 444 shares depending on whether the split ratio determined by the Board of Directors is 1:5, 1:10 or 1:20, respectively. We will continue to have a total of 13 million authorized shares of Class B Common Stock after implementation of the reverse stock split.
The reverse stock split will affect all of our stockholders uniformly and will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse stock split. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Common stock issued and outstanding pursuant to the reverse stock split will remain fully paid and non-assessable.

After implementation of the reverse stock split, we will continue to have 2 million authorized but unissued shares of preferred stock. We currently do not have any plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares that would result from the reverse stock split of our Class A common stock and Class B common stock.
3    Cash Payment in Lieu of Fractional Shares
We will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold of record immediately prior to the effective time of the reverse stock split a number of shares not evenly divisible by 5, 10 or 20 (depending on whether the split ratio determined by the Board of Directors is 1:5, 1:10 or 1:20, respectively), will be entitled, upon surrender to the exchange agent of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported as reported by Bloomberg L.P., during the ten consecutive trading days ending on the trading day immediately prior to the date on which the reverse stock split becomes effective as described below in the first paragraph under “Procedure for Effecting Reverse Stock Split and Exchange of Certificates.” If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of our common stock on such days (as adjusted to reflect the reverse stock split) or of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.
Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.
4    Accounting Matters
The reverse stock split will not affect the total amount of stockholders’ equity on our balance sheet. However, because the par value of our common stock will remain unchanged, the components that make up total stockholders’ equity will change by offsetting amounts. As a result of the reverse stock split, the stated capital component will be reduced to an amount approximately equal to 1/5, 1/10 or 1/20 of its present amount (depending on whether the split ratio determined by the Board of Directors is 1:5, 1:10 or 1:20, respectively), after giving effect to the cash payments in lieu of fractional shares described above, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. The per share net loss and net book value per share of our common stock will be increased as a result of the reverse stock split because there will be fewer shares of our common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the reverse stock split.
5    Potential Anti-Takeover Effects
If the Proposed Amendments are approved by our stockholders and the reverse stock split is implemented, the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. These authorized but unissued shares could be used by the Company to oppose a hostile takeover attempt or to delay or prevent a change of control or changes in or removal of our Board of Directors, including a transaction that may be favored by a majority of our stockholders or in which our stockholders might receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, our Board of Directors could issue and sell shares thereby diluting the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or to propose or complete a tender offer or business combination involving us and potentially strategically placing shares with purchasers who would oppose such a change in our Board or such a transaction. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the reverse stock split is not being proposed in response to any effort of which we are aware to accumulate the shares of our common stock or obtain control of us, nor is it part of a plan by our management to recommend a series of similar amendments to our Board of Directors and stockholders.
Our Board of Directors does not intend to use the reverse stock split as a part of, or first step in, a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended.
7    Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If our stockholders approve the Proposed Amendments and the Board of Directors determines that a reverse stock split continues to be in the best interests of the Company and its stockholders, the Board will determine the split ratio (1:5, 1:10 or 1:20) to be implemented, and we will file the Proposed Amendment reflecting that ratio with the Secretary of State of the State of Delaware. The reverse stock split will become effective as of 5:00 p.m. eastern time on the date of such filing, which time on such date will be referred to as the “effective time.” Except as described above under “Cash Payment in Lieu of Fractional Shares,” at the effective time, each 5, 10 or 20 shares (depending on whether the split ratio determined by the Board of directors is 1:5, 1:10 or 1:20, respectively) of Class A Common Stock and Class B Common Stock, respectively, issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of Class A Common Stock or Class B Common Stock (as applicable), and each certificate which, immediately prior to the effective time represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.
Our transfer agent, American Stock Transfer and Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates, and is referred to as the “exchange agent.” As soon as practicable after the effective time, a letter of transmittal will be sent to stockholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares. Stockholders who do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares of common stock they hold as a consequence of the reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
Even if the stockholders approve a reverse stock split, the Company reserves the right not to effect the reverse stock split if in the opinion of the Board of Directors it would not be in the best interests of the Company and its stockholders.

8    No Appraisal Rights
Under the Delaware General Corporation Law, stockholders will not be entitled to exercise appraisal rights in connection with the reverse stock split, and the Company will not independently provide stockholders with any such right.
9    Certain United States Federal Income Tax Consequences
The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split.
1    Exchange Pursuant to Reverse Stock Split
No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares. See “Cash in Lieu of Fractional Shares” below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.
2    Cash in Lieu of Fractional Shares
A holder of pre-reverse stock split shares that receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by the Company. The amount of any gain or loss should be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute long-term capital gain or loss if the holder’s holding period for such pre-reverse stock split shares exceeds one year at the time of the reverse stock split. Deductibility of capital losses by holders is subject to limitations.
10    Recommendation of the Board of Directors
The Board of Directors deems proposal No. 1 to be in the best interests of the Company and its shareholders and recommends that the shareholders vote “FOR” proposal No. 1.

The Board of Directors deems proposal No. 2 to be in the best interests of the Company and its shareholders and recommends that the shareholders vote “FOR” proposal No. 2.
OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not know of any other matters, which may come before the Special Meeting. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters.
All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to this solicitation, officers, directors and regular employees of the Company, without any additional compensation, may solicit proxies by mail, telephone or personal contact. The Company will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to the beneficial owners in whose name they hold shares of Common Stock. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $10,000 in total.
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers will therefore send a single notice and set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy solicitation materials or if you are receiving multiple copies of the proxy solicitation materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Mr. Walter A. Shephard, Wave Systems Corp., 480 Pleasant Street, Lee, Massachusetts 01238, (413) 243-1600.
The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Special Meeting, please sign the proxy card and return it in the enclosed envelope as applicable.
STOCKHOLDER PROPOSALS
Stockholder proposals for inclusion in the proxy materials for the 2016 Annual Meeting should be addressed to the Company’s Secretary, 480 Pleasant Street, Lee, Massachusetts 01238 and must be received by January 1, 2016. In addition, the Company’s By-laws currently require that for business to be properly brought before the 2016 Annual Meeting by a stockholder, regardless of whether included in the Company’s proxy statement, the stockholder must give written notice of his or her intention to propose such business to the Secretary of the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices no earlier than March 17, 2016 and no later than April 17, 2016 (except that if less than seventy (70) days’ notice of the date of the 2016 Annual Meeting is given, notice by the stockholder may be delivered or received no later than the tenth

(10th) day following the day on which such notice of the date of the 2016 Annual Meeting is given). Such notice must set forth as to each matter the stockholder proposes to bring before the 2016 Annual Meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of Common Stock which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such proposal. The By-laws further provide that the chairman of an annual meeting may refuse to permit any business to be brought before such annual meeting without compliance with the foregoing procedures.
By Order of the Board of Directors,

Walter A. Shephard

Secretary
Wave Systems Corp.

Lee, Massachusetts

December [--], 2015
The Company will provide without charge to each person solicited hereby, upon the written request of any such person, a copy of the Company’s Proxy Statement and Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 9, 2015. Requests should be made to Wave Systems Corp., Attention: Mr. Walter A. Shephard, 480 Pleasant Street, Lee, Massachusetts 01238.

WAVE SYSTEMS CORP.
PROXY
For the Special Meeting of Stockholders of Wave Systems Corp to be held on December [--], 2015.
This proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints Walter A. Shephard, with power to act alone and with full power of substitution, as proxy to vote the shares that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at the Washington Dulles Airport Marriot, 45020 Aviation Drive, Dulles, Virginia on December [--], 2015, commencing at 4:00 p.m., and at any adjournments thereof with all the powers the undersigned would possess if personally present, as specified on the ballot below on the matters listed below and, in accordance with his discretion, on any other business that may come before the meeting, and revokes all proxies given by the undersigned with respect to the shares covered hereby.
(Continued and to be signed on Reverse Side)
Please date, sign and mail your
proxy card back as soon as possible!
Special Meeting of Stockholders
WAVE SYSTEMS CORP.
December [--], 2015
Please Detach and Mail in the Envelope Provided

The Board of Directors recommends a vote FOR each of the proposals listed below. Please mark your vote with an “X”, as in this example:
1.    To approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of our Class A Common Stock (the “Class A Common Stock Amendment”) whereby, at the discretion of our Board of Directors, each outstanding 5, 10 or 20 shares of the Company’s Class A Common Stock, respectively, would be combined into and become one share of the Company’s Class A Common Stock. If approved, the Board of Directors will have the discretion to effect or abandon the Class A Common Stock Amendment as permitted under Section 242(c) of the Delaware General Corporation Law;
FOR
AGAINST
ABSTAIN
2.    To approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of our Class B Common Stock (the “Class B Common Stock Amendment”) whereby, at the discretion of our Board of Directors, each outstanding 5, 10 or 20 shares of the Company’s Class B Common Stock, respectively, would be combined into and become one share of the Company’s Class B Common Stock. If approved, the Board of Directors will have the discretion to effect or abandon the Class B Common Stock Amendment as permitted under Section 242(c) of the Delaware General Corporation Law; and
FOR
AGAINST
ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Please note that the implementation and effectiveness of the Class A Common Stock Amendment is conditioned upon the approval of the Class B Common Stock amendment by our shareholders at the Special Meeting and the implementation and effectiveness of the Class B Common Stock Amendment thereafter. The implementation and effectiveness of the Class B Common Stock Amendment is conditioned upon the approval of the Class A Common Stock amendment by our shareholders at the Special Meeting and the implementation and effectiveness of the Class A Common Stock Amendment thereafter.
11    MARK HERE FOR ADDRESS CHANGE • AND NOTE AT LEFT
12    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no contrary direction is made, this proxy will be voted FOR proposal No. 1 and proposal No. 2
Dated:    , 2015

Signature

NOTE: This proxy must be signed exactly as name appears hereon. Executors, administrators, trustees, etc., should give full title as such.
For joint accounts, each owner should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer.